Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-233500) of Virtus Investment Partners, Inc. of our report dated February 26, 2018, except for the change in the manner in which the Company accounts for restricted cash in the statement of cash flow discussed in Note 2 (not presented herein) to the consolidated financial statements appearing under Item 15 of the Company’s 2018 annual report on Form 10-K, as to which the date is February 27, 2019, relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Hartford, Connecticut
February 27, 2020